Exhibit 16


                        [KAHN BOYD LEVYCHIN, LLP LOGO]

                   CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS



                                                           June 9, 2004


Our reports on the registrant's financial statements for the year ended December 31, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that our reports on the registrant's Forms 10-QSB for the year 2002, Forms 10-QSB for the year 2003, Form 10-KSB for the year ended December 31, 2002, Form 10-KSB for the year ended December 31, 2003, and Form 10-QSB for the period ended March 31, 2004 raised substantial doubt about its ability to continue as a going concern.

During the two most recent fiscal years and any subsequent interim period through June 2, 2004 there have not been any disagreements between the registrant and Kahn Boyd Levychin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kahn Boyd Levychin, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

Richard Levychin
Kahn Boyd Levychin, L.L.P.